Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel:  905-858-1368
Email:  rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. REPORTS 39% REVENUE INCREASE IN THIRD QUARTER

Toronto, Canada - November 14, 2007:  Med-Emerg International Inc. (OTCBB - MDER) reported today that revenues from continuing operations for the three months ended September 30, 2007 increased 39% compared to the corresponding period in 2006.  The increase in revenue reflects the growth of the Company’s Medical Services business, where the Pain Management and Infusion Services business increased revenues 122% and 57%, respectively.   For the three months ended September 30, 2007, the Company incurred a loss from continuing operations of ($155,073) compared to a loss of $(187,869) in the corresponding period in 2006.  The loss reflects the continued investment in the Company’s Pain Management business.  While revenues in Pain Management grew, the Company incurred certain costs to launch a new pain centre, along with the costs associated with the internal infrastructure necessary to support the continued growth of the Pain business.

The loss attributable to common shareholders for the third quarter of 2007 was ($212,282) or ($0.004 per share), compared to income of $357,455 or $0.005 per share, in same period of 2006.  The income in the third quarter of 2006 was related to the settlement of a lawsuit in the period.  Included in the loss in the third quarter of 2007, is a loss from discontinued operations of ($57,209), resulting from losses at its Family Medical Clinic operations.  Effective July 31, 2007, the Company sold one of its two remaining Family Medical Clinics.

The Company's financial statement information for the three and nine months ended September 30, 2007 is summarized below:

(US$000's except share information)	Three Months Ended		Nine Months Ended
	Sept 30		Sept 30
	2007	2006	2007	2006
Revenue	5,757	4,130	16,181	13,171
EBITDA	(33)	(132)	(225)	184
Loss from continuing operations	(155)	(188)	(514)	(62)
Income (loss) from discontinued operations	(57)	545	(179)	1,181
Net income (loss) attributable to common shareholders	(212)	357	(693)	1,119

Net income (loss) per common share (basis and diluted)
Continuing operations	(0.003)	(0.003)	(0.009)	(0.001)
Discontinued operations	(0.001)	0.009	(0.003)	0.020
Weighted average shares outstanding, basic	58,277,696	58,277,696	58,277,696	58,277,696

(US$000's)
Balance Sheet Data:	September	December
	30, 2007	31, 2006
Working Capital Surplus	2,671	3,912
Total Assets	7,839	7,901
Long-term debt	300	453
Shareholders' equity - Canadian GAAP	878	1,424
Shareholders' equity - US GAAP	759	907

MedEmerg specializes in the coordination and delivery of health care services in Canada.  These services include community-based infusion centers, an integrated chronic pain management program, healthcare consulting, and health human resource management, including physician and nurse staffing.

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All statements included in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  These risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2006, its Quarterly Reports on Form 10-Q, and such other documents as are filed with the Securities and Exchange Commission from time to time. The Company does not undertake to review or update these forward-looking statements. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.